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                                EXHIBIT 4.1(c)

                         SECURITIES PURCHASE AGREEMENT

          This Securities Purchase Agreement, dated as of June , 1999, between Thermatrix Inc., a Delaware corporation with principal executive offices located at 308 North Peters Road, Suite 100, Knoxville, Tennessee 37922 (the "Company"), and CIBC WMV, Inc. ("Buyer").

          Whereas, Buyer desires to purchase from the Company, and the Company desires to issue and sell to the Buyer, upon the terms and subject to the conditions of this Agreement, (i) 2,000 shares of the Company's Series E 8% Convertible Preferred Stock, par value $.001 per share (collectively, the "Preferred Shares"), and (ii) Common Stock Purchase Warrants in the form attached hereto as Exhibit A (collectively, the "Warrants");

          Whereas, upon the terms and subject to the designations, preferences and rights set forth in the Company's Certificate of Designation of Series E 8% Convertible Preferred Stock in the form attached hereto as Exhibit B (the "Certificate of Designation"), the Preferred Shares are convertible into shares of the Company's common stock, par value $.001 per share (the "Common Stock");

          Whereas, the Warrants, upon the terms and subject to the conditions in the Warrants, will for a period of three years be exercisable to purchase 70,000 shares of Common Stock;

          Now, Therefore, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

             I.  Purchase and Sale of Preferred Shares and Warrants

          A. Transaction. Buyer hereby agrees to purchase from the Company, and the Company has offered and hereby agrees to issue and sell to the Buyer in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Preferred Shares and the Warrants to purchase 70,000]shares of Common Stock.

          B. Purchase Price; Form of Payment. The purchase price for the Preferred Shares and the Warrants to be purchased by Buyer hereunder shall be $2,000,000 (the "Purchase Price"). Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the escrow agent (the "Escrow Agent") identified in those certain Escrow Instructions of even date herewith, a copy of which is attached hereto as Exhibit C (the "Escrow Instructions"). Simultaneously with the execution of this Agreement and against receipt by the Escrow Agent of the Purchase Price, the Company shall deliver one or more duly authorized, issued and executed certificates (I/N/O Buyer or, if the Company otherwise has been notified, I/N/O Buyer's nominee) evidencing the Preferred Shares and the Warrants which the Buyer is purchasing, to the Escrow Agent or its designated depository. By executing and delivering this Agreement, Buyer and the

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Company each hereby agrees to observe the terms and conditions of the Escrow
Instructions, all of which are incorporated herein by reference as if fully set forth herein.

          C. Method of Payment. Payment into escrow of the Purchase Price shall be made by wire transfer of immediately available funds to:


          The Bank of America
          530 Lytton Avenue
          Palo Alto, CA 94301
          ABA No.:              121000358
          For the Account of:   Wilson Sonsini Goodrich & Rosati
                                Trust Account
          Account No.:          14843-00544

Simultaneously with the execution of this Agreement, the Buyer shall deposit with the Escrow Agent the Purchase Price and the Company shall deposit with the Escrow Agent the Preferred Shares and the Warrants.

              II.  Buyer's Representations, Warranties; Access to
                    Information; Independent Investigation

          Buyer represents and warrants to and covenants and agrees with the Company as follows:

          A. Buyer is purchasing the Preferred Shares, the Warrants, the Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") and the shares of Common Stock issuable upon conversion of the Preferred Shares (the "Conversion Shares" and, collectively with the Preferred Shares, the Warrants and the Warrant Shares, the "Securities") for its own account, for investment purposes only and not with a view towards or in connection with the public sale or distribution thereof in violation of the Securities Act.

          B. Buyer is (i) an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act, (ii) experienced in making investments of the kind contemplated by this Agreement, (iii) capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the Securities, and (iv) able to afford the loss of its investment in the Securities.

          C. Buyer understands that the Securities are being offered and sold by the Company in reliance on an exemption from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws, and that the Company is relying upon the accuracy of, and Buyer's compliance with, Buyer's representations, warranties and covenants set forth in this Agreement to determine the availability of such exemption and the eligibility of Buyer to purchase the Securities;

          D. Buyer has been furnished with or provided access to all materials relating to the business, financial position and results of operations of the Company, and all other materials requested by Buyer to enable it to make an informed investment decision with respect to the Securities.

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          E.  Buyer understands that the Securities have not been approved or disapproved by the Securities and Exchange Commission (the "Commission") or any state securities commission and that the foregoing authorities have not reviewed any documents or instruments in connection with the offer and sale to it of the Securities and have not confirmed or determined the adequacy or accuracy of any such documents or instruments.

          F. This Agreement has been duly and validly authorized, executed and delivered by Buyer and is a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws.

          G. Neither Buyer nor its affiliates nor any person acting on its or their behalf has the intention of entering, or will enter into, prior to the closing or during any Valuation Period (as defined in the Certificate of Designation), any put option, short position or other similar instrument or position with respect to the Common Stock and neither Buyer nor any of its affiliates nor any person acting on its or their behalf will use at any time shares of Common Stock acquired pursuant to this Agreement to settle any put option, short position or other similar instrument or position that may have been entered into prior to the execution of this Agreement; provided, however, that nothing in this Section II.G shall operate to forbid Buyer or any of its affiliates or any person acting on its or their behalf from selling, or entering into any other transaction with respect to, the Common Stock contemporaneously with or following such date and time as the Person or Persons in whose name or names the Common Stock Issued at Conversion (as defined in the Certificate of Designation) shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares (as defined in the Certificate of Designation) represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall have vested with such Person or Persons.

                      III.  The Company's Representations

          The Company represents and warrants to Buyer that:

          A.  Capitalization.

              1. The authorized capital stock of the Company consists of: (i) 25,000,000 shares of Common Stock, of which 7,767,440 shares are issued and outstanding on the date hereof; and (ii) 5,000,000 shares of "blank check" preferred stock, of which no shares are issued and outstanding on the date hereof. All of the issued and outstanding shares of Common Stock and preferred stock, if any, have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, the Company has outstanding stock options and warrants to purchase 965,480 shares of Common Stock. The Conversion Shares and Warrant Shares have been duly and validly authorized and reserved for issuance by the Company, and when issued by the Company upon conversion of, or in lieu of accrued dividends on, the Preferred Shares and on exercise of the Warrants will be duly and validly issued, fully paid and nonassessable and will not subject the holder thereof to personal liability by reason of being such holder. There are no preemptive, subscription, "call" or

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     other similar rights to acquire the Common Stock (including the Conversion
     Shares and Warrant Shares) that have been issued or granted to any person, except as disclosed on Schedule III.A.1. hereto or otherwise previously disclosed in writing to Buyer.

              2. Except as disclosed on Schedule III.A.2. hereto, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, unincorporated business organization, association, trust or other business entity.

          B.  Organization; Reporting Company Status.

              1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of the Company or on the consummation of any of the transactions contemplated by this Agreement (a "Material Adverse Effect").

              2.  The Company has registered the Common Stock pursuant to
     Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has timely filed with the Commission all reports and information required to be filed by it pursuant to all reporting obligations under Section 13(a) or 15(d), as applicable, of the Exchange Act for the 12-month period immediately preceding the date hereof. The Common Stock is listed and traded on the Nasdaq National Market ("Nasdaq") and the Company has not received any notice regarding, and to its knowledge there is no threat of, the termination or discontinuance of the eligibility of the Common Stock for such listing, except as disclosed on Schedule III.B.2. As of December 15, 1999, the Company will be in compliance with Nasdaq listing requirements and will be listed and traded on either Nasdaq National Market or Nasdaq Small Cap Market.

          C. Authorized Shares. The Company has duly and validly authorized and reserved for issuance [1,037,000] shares of Common Stock sufficient in number for the conversion of the Preferred Shares and the exercise of the Warrants. The Company understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of the Preferred Shares and Warrant Shares upon conversion of the Preferred Shares and exercise of the Warrants, respectively. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants in accordance with this Agreement, the Preferred Shares and the Warrants is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company and notwithstanding the commencement of any case under 11 U.S.C. (S) 101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. (S) 362 in respect of the conversion of the Preferred Shares and the exercise of the Warrants. The Company agrees, without cost or expense to Buyer, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. (S)
362. Schedule III. C. hereto sets forth (i) all issuances and sales by the Company since December 31, 1998 of its capital stock, and other securities convertible, exercisable or exchangeable for capital stock of the Company, (ii)

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the amount of such securities sold, including any underlying shares of capital stock, (iii) the purchaser thereof, and (iv) the amount paid therefor.

          D. Authority; Validity and Enforceability. The Company has the requisite corporate power and authority to file and perform its obligations under the Certificate of Designation and to enter into the Documents (as hereinafter defined), and to perform all of its obligations hereunder and thereunder (including the issuance, sale and delivery to Buyer of the Securities). The execution, delivery and performance by the Company of the Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the filing of the Certificate of Designation with the Delaware Secretary of State's office, the issuance of the Preferred Shares, the Warrants and the issuance and reservation for issuance of the Conversion Shares and Warrant Shares), has been duly authorized by all necessary corporate action on the part of the Company. Each of the Documents has been duly and validly executed and delivered by the Company and the Certificate of Designation has been duly filed with the Delaware Secretary of State's office by the Company and each instrument constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws. The Securities have been duly and validly authorized for issuance by the Company and, when executed and delivered by the Company, will be valid and binding obligations of the Company enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. For purposes of this Agreement, the term "Documents" means (i) this Agreement;
(ii) the Registration Rights Agreement of even date herewith between the Company and Buyer, a copy of which is annexed hereto as Exhibit D (the "Registration Rights Agreement"); (iii) the Certificate of Designation; (iv) the Warrants; and
(v) the Escrow Instructions.

          E. Authorization of the Securities. The authorization, issuance, sale and delivery of the Preferred Shares and Warrants has been duly authorized by all requisite corporate action on the part of the Company. As of the Closing Date, the Preferred Shares and the Warrants, and the Conversion Shares and the Warrant Shares upon their issuance in accordance with the Certificate of Designation and the Warrants, respectively, will be validly issued and outstanding, fully paid and nonassessable, and not subject to any preemptive rights, rights of first refusal or other similar rights.

          F. Non-contravention. The execution and delivery by the Company of the Documents, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated hereby and thereby, including, without limitation, the filing of the Certificate of Designation with the Delaware Secretary of State's office, do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under (i) the articles of incorporation or by-laws of the Company or (ii) any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which its properties or assets are bound, or any law, rule, regulation, decree, judgment or order of any court or public or governmental authority having jurisdiction over the Company or any of the Company's properties or

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assets, except as to clause (ii) above such conflict, breach or default which would not have a Material Adverse Effect.

          G. Approvals. No authorization, approval or consent of any court or public or governmental authority is required to be obtained by the Company for the issuance and sale of the Preferred Shares or the Warrants (and the Conversion Shares and Warrant Shares) to Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained by the Company prior to the date hereof.

          H. Commission Filings. None of the Company's reports and documents heretofore filed with the Commission pursuant to the Securities Act or the Exchange Act (collectively, the "Commission Filings") contained at the time they were filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          I. Absence of Certain Changes. Since the Balance Sheet Date (as defined in Section III.M.), there has not occurred any change, event or development in the business, financial condition, prospects or results of operations of the Company, and there has not existed any condition, having or reasonably likely to have a Material Adverse Effect.

          J. Full Disclosure. There is no fact known to the Company (other than general economic or industry conditions known to the public generally) that has not been fully disclosed in writing to the Buyer that (i) reasonably could be expected to have a Material Adverse Effect or (ii) reasonably could be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to the Documents.

          K. Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation pending or, to the Company's knowledge, threatened, by or before any court or public or governmental authority which, if determined adversely to the Company, would have a Material Adverse Effect.

          L. Absence of Events of Default. No "Event of Default" (as defined in any agreement or instrument to which the Company is a party) and no event which, with notice, lapse of time or both, would constitute an Event of Default (as so defined), has occurred and is continuing, which could have a Material Adverse Effect.

          M. Financial Statements; No Undisclosed Liabilities. The Company has delivered to Buyer true and complete copies of its audited balance sheet as at December 31, 1997 and 1998 and the related audited statements of operations and cash flows for the three fiscal years ended December 31, 1998, including the related notes and schedules thereto (collectively, the "Financial Statements"), and all management letters, if any, from the Company's independent auditors relating to the dates and periods covered by the Financial Statements. Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with United States General Accepted Accounting Principles ("GAAP") (subject, in the case of the interim Financial Statements, to normal year end adjustments and the absence of footnotes) and in conformity with the practices consistently applied by the Company without modification of the

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accounting principles used in the preparation thereof, and fairly presents the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For purposes hereof, the audited balance sheet of the Company as at December 31, 1998 is hereinafter referred to as the "Balance Sheet" and December 31, 1998 is hereinafter referred to as the "Balance Sheet Date". The Company has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the Balance Sheet or in the notes thereto in accordance with GAAP, which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with the Company's past practices since the Balance Sheet Date.

          N. Compliance with Laws; Permits. The Company is in compliance with all laws, rules, regulations, codes, ordinances and statutes (collectively, "Laws") applicable to it or to the conduct of its business, except for such noncompliance which would not have a Material Adverse Effect. The Company possesses all permits, approvals, authorizations, licenses, certificates and consents from all public and governmental authorities which are necessary to conduct its business, except for those the absence of which would not have a Material Adverse Effect.

          O.  Related Party Transactions.  Except as set forth on Schedule III.
O. hereto, neither the Company nor any of its officers, directors or "Affiliates" (as such term is defined in Rule 12b-2 under the Exchange Act) has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company. Except as set forth on Schedule III. O. hereto, neither the Company nor any of its officers, directors or Affiliates (i) owns any direct or indirect interest constituting more than a 1% equity (or similar profit participation) interest in, or controls or is a director, officer, partner, member or employee of, or consultant to or lender to or borrower from, or has the right to participate in the profits of, any person or entity which is
(x) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (y) engaged in a business related to the business of the Company, or (z) a participant in any transaction to which the Company is a party (other than in the ordinary course of the Company's business) or (ii) is a party to any contract, agreement, commitment or other arrangement with the Company.

          P. Insurance. The Company maintains property and casualty, general liability, workers' compensation, environmental hazard, personal injury and other similar types of insurance with financially sound and reputable insurers that is adequate, consistent with industry standards and the Company's historical claims experience. The Company has not received notice from, and has no knowledge of any threat by, any insurer (that has issued any insurance policy to the Company) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

          Q. Securities Law Matters. Based, in part, upon the representations and warranties of Buyer set forth in Section II hereof, the offer and sale by the Company of the Securities is exempt from (i) the registration and prospectus delivery requirements of the Securities Act and the rules and regulations of the Commission thereunder and (ii) the registration and/or qualification provisions of all applicable state securities and "blue sky" laws. Other than pursuant to an effective registration statement under the Securities Act, the Company has not issued, offered or sold the Preferred Shares or any shares of Common Stock (including for this purpose any securities of the same or a similar class as the Preferred Shares or Common Stock, or any securities convertible

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into or exchangeable or exercisable for the Preferred Shares or Common Stock or any such other securities) within the one-year next preceding the date hereof, except as disclosed on Schedule III. Q. hereto or otherwise previously disclosed in writing to Buyer, and the Company shall not directly or indirectly take, and shall not permit any of its directors, officers or Affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any person or entity of the Preferred Shares or shares of Common Stock), so as to make unavailable the exemption from Securities Act registration being relied upon by the Company for the offer and sale to Buyer of the Preferred Shares (and the Conversion Shares) as contemplated by this Agreement. No form of general solicitation or advertising has been used or authorized by the Company or any of its officers, directors or Affiliates in connection with the offer or sale of the Preferred Shares (and the Conversion Shares) as contemplated by this Agreement or any other agreement to which the Company is a party.

          R.  Environmental Matters.

              1. The operations of the Company are in compliance with all applicable Environmental Laws and all permits issued pursuant to Environmental Laws or otherwise;

              2. The Company has obtained or applied for all permits required under all applicable Environmental Laws necessary to operate its business;

              3. The Company is not the subject of any outstanding written order of or agreement with any governmental authority or person respecting
     (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of Hazardous Materials, except as disclosed on Schedule
     III. R. 3.;

              4. The Company has not received, since December 31, 1998, any written communication alleging that it may be in violation of any Environmental Law or any permit issued pursuant to any Environmental Law, or may have any liability under any Environmental Law;

              5. The Company does not have any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

              6. Except as set forth on Schedule III. R. 6 hereto, to the Company's knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company pending or threatened which could lead to the imposition of any liability pursuant to any Environmental Law;

              7. To the best of the Company's knowledge, after due inquiry, there is not located at any of the properties of the Company any (A) underground storage tanks, (B) asbestos-containing material or (C) equipment containing polychlorinated biphenyls; and,

              8. The Company has provided to Buyer all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company, including those listed on Schedule III.
     R. 8.

               For purposes of this Section III. R.:

               "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Occupational Safety and Health Act, and the regulations promulgated pursuant thereto.

               "Hazardous Material" means any substance, material or waste which is regulated by the United States, Canada or any of its provinces, or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of any Environmental Law;

               "Release" means any release, spill, filtration, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

               "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

               S. Labor Matters. The Company is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company. No employees of the Company are represented by any labor organization and none of such employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company's knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or to the Company's knowledge, threatened by any labor organization or group of employees of the Company.
There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or
(ii) material grievances or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

               T. ERISA Matters. The Company and its ERISA Affiliates are in compliance in all material respects with all provisions of ERISA applicable to it. No Reportable Event has occurred, been waived or exists as to which the Company or any ERISA Affiliate was required to file a report with the Pension Benefits Guaranty Corporation, and the present value of all liabilities under all Plans (based on those assumptions used to fund such Plans) did not, as of the most recent annual valuation date applicable thereto, exceed the value of the assets of all such Plans in the aggregate. None of the Company or ERISA Affiliates has incurred any Withdrawal Liability that could result in a Material Adverse Effect. None of the Company or ERISA Affiliates has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or termination where such reorganization or termination has resulted or could reasonably be expected to result in increases to the contributions required to be made to such Plan or otherwise.

          For purposes of this Section III. T.:

          "ERISA" means the Employee Retirement Income Security Act of 1974, or any successor statute, together with the regulations thereunder, as the same may be amended from time to time.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that was, is or hereafter may become, a member of a group of which the Company is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

          "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

          "Plan" means any pension plan (other than a Multiemployer Plan) subject to the provision of Title IV of ERISA or Section 412 of the Internal Revenue Code that is maintained for employees of the Company or any ERISA Affiliate.

          "Reportable Event" means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          U.  Tax Matters.

              1. The Company has filed all Tax Returns which it is required to file under applicable Laws, except for such Tax Returns in respect of which the failure to so file does not and could not have a Material Adverse Effect; all such Tax Returns are true and accurate in all material respects and have been prepared in compliance with all applicable Laws; the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since the Balance Sheet Date, the charges, accruals and reserves for Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are adequate to cover any Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

               2. No claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that such corporation is or may be subject to taxation by that jurisdiction. There are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority. There are no material unresolved questions or claims concerning the Company's Tax liability, except as disclosed on
     Schedule III. U. 2. The Company (A) has not executed or entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (B) has not agreed to or is required to make any adjustments pursuant to Section 481(a) of the Internal Revenue Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

               3. The Company has not made an election under Section 341(f) of the Internal Revenue Code. The Company is not liable for the Taxes of another person that is not a subsidiary of the Company under (A) Treas. Reg. Section 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise. The Company is not a party to any tax sharing agreement. The Company has not made any payments, is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Internal Revenue Code.

          For purposes of this Section III. U.:

          "IRS" means the United States Internal Revenue Service.

          "Tax" or "Taxes" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

          "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

          V. Property. The Company has good and marketable title to all real and personal property owned by it, free and clear of all liens, encumbrances and defects except such as are described on Schedule III. V. hereto or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company; and any real property and buildings held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

          W. Intellectual Property. The Company owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "Intangibles") necessary for the conduct of its business as now being conducted including, but not limited to, those described on Schedule III. W. hereto or where the failure to own or possess such rights would not have a Material Adverse Effect. To the best of the Company's knowledge, after due inquiry, the Company is not infringing upon or in conflict with any right of any other person with respect to any Intangibles. Except as disclosed on Schedule III. W. hereto, no claims have been asserted by any person to the ownership or use of any Intangibles and the Company has no knowledge of any basis for such claim.

          X. Internal Controls and Procedures. The Company maintains accurate books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company is a party or by which its properties are bound are executed with management's authorization; (ii) the reported accountability of the Company's assets is compared with existing assets at regular intervals; (iii) access to the Company's assets is permitted only in accordance with management's authorization; and (iv) all transactions to which the Company is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP.

          Y. Payments and Contributions. Neither the Company nor any of its directors, officers or, to its knowledge, other employees has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment of Company funds to any foreign or domestic government official or employee, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person with respect to Company matters.

          Z. No Misrepresentation. No representation or warranty of the Company contained in this Agreement, any schedule, annex or exhibit hereto or any agreement, instrument or certificate furnished by the Company to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, not misleading.

                  IV.  Certain Covenants and Acknowledgments

          A. Restrictive Legend. Buyer acknowledges and agrees that, upon issuance pursuant to this Agreement, the Securities (and any shares of Common Stock issued in conversion of the Preferred Shares or exercise of the Warrants) shall have endorsed thereon a legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Preferred Shares, the Warrant Shares and the Conversion Shares until such legend has been removed):

     "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS."

          B. Filings. The Company shall make all necessary Commission Filings and "blue sky" filings required to be made by the Company in connection with the sale of the Securities to the Buyer as required by all applicable Laws, and shall provide a copy thereof to the Buyer promptly after such filing.

          C. Reporting Status. So long as the Buyer beneficially owns any of the Securities, the Company shall timely file all reports required to be filed by it with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

          D. Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities (excluding amounts paid by the Company for Buyer's out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement and finder's fees in connection with such sale) solely for general corporate and working capital purposes.

          E. Listing. Except to the extent the Company lists its Common Stock on The New York Stock Exchange, the Company shall use its best efforts to maintain its listing of the Common Stock on Nasdaq.

          F. Reserved Conversion Shares. The Company at all times from and after the date hereof shall have a sufficient number of shares of Common Stock duly and validly authorized and reserved for issuance to satisfy the conversion, in full, of the 2,000 Preferred Shares and upon the exercise of the Warrants.

          G. Right of First Refusal. If the Company should propose (the "Proposal") to issue Common Stock or securities convertible into Common Stock at a price less than the Current

Market Price (as defined in Certificate of Designation), or debt at less than par value or having an effective annual interest rate in excess of 9.9% (each a "Right of First Refusal Security" and collectively, the "Right of First Refusal Securities"), in each case on the date of issuance during the period ending two years after the Closing Date (the "Right of First Refusal Period"), the Company shall be obligated to offer the Buyer on the terms set forth in the Proposal (the "Offer") and the Buyer shall have the right, but not the obligation, to accept such Offer on such terms. If during the Right of First Refusal Period, the Company provides written notice to the Buyer that it proposes to issue any Right of First Refusal Securities on the terms set forth in the Proposal, then the Buyer shall have 10 business days to accept or reject such offer in writing. If the Company fails to: (i) issue a Proposal during the Right of First Refusal Period, (ii) offer the Buyer the opportunity to complete the transaction as set forth in the Proposal, or (iii) enter into an agreement with the Buyer, at such terms after the Buyer has accepted the Offer, then the Company shall pay to the Buyer, as liquidated damages, an amount in total equal to 10% of the amount paid to the Company for the Right of First Refusal Securities. The foregoing right of first refusal is and shall be senior in right to any other right of first refusal issued by the Company to any other Person (as defined in the Certificate of Designation). Notwithstanding the foregoing, the Buyer shall have no rights under this Section IV. G. in respect of Common Stock or any other securities of the Company issuable (i) upon the exercise or conversion of options, warrants or other rights to purchase securities of the Company outstanding as of the date hereof or (ii) to officers, directors or employees of the Company or any of its subsidiaries. Buyer hereby acknowledges that other holders of the Series E Preferred Stock may also have the right of first refusal set forth in this Section I.V., and Buyer hereby agrees that it shall only be entitled to accept an Offer with respect to its pro rata share of Right of First Refusal Securities (based on the number of Series E Preferred Shares held by Buyer relative to the number of Series E Preferred Shares held by all other holders of Series E Preferred Stock with such right of first refusal and accepting such Offer).

                        V.  Transfer Agent Instructions


          A. The Company undertakes and agrees that no instruction other than the instructions referred to in this Section V and customary stop transfer instructions prior to the registration and sale of the Common Stock pursuant to an effective Securities Act registration statement will be given to its transfer agent for the Common Stock and that the Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants otherwise shall be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement and applicable law. Nothing contained in this Section V.A. shall affect in any way Buyer's obligations and agreement to comply with all applicable securities laws upon resale of such Common Stock. If, at any time, Buyer provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of the resale by Buyer of such Common Stock is not required under the Securities Act and that the removal of restrictive legends is permitted under applicable law, the Company shall permit the transfer of such Common Stock and, promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without any restrictive legends endorsed thereon.


          B. The Company shall permit Buyer to exercise its right to convert the Preferred Shares by telecopying an executed and completed Notice of Conversion (as defined in the Certificate of Designation) to the Company. Each date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion

Date (as defined in the Certificate of Designation). The Company shall transmit the certificates evidencing the shares of Common Stock issuable upon conversion of any Preferred Shares (together with certificates evidencing any Preferred Shares not being so converted) to Buyer via express courier, by electronic transfer or otherwise, within five business days after receipt by the Company of the Notice of Conversion (the "Delivery Date"). Within 30 days after Buyer delivers the Notice of Conversion to the Company, Buyer shall deliver to the Company the Preferred Shares being converted.

          C. The Company shall permit Buyer to exercise its right to purchase shares of Common Stock pursuant to exercise of the Warrants in accordance with its applicable terms of the Warrants. The last date that the Company may deliver shares of Common Stock issuable upon any exercise of Warrants is referred to herein as the "Warrant Delivery Date."

          D. The Company understands that a delay in the issuance of the shares of Common Stock issuable in lieu of cash dividends on the Preferred Shares, upon the conversion of the Preferred Shares or exercise of the Warrants beyond the applicable Dividend Payment Due Date (as defined in the Certificate of Designation), Delivery Date or Warrant Delivery Date could result in economic loss to Buyer. As compensation to Buyer for such loss (and not as a penalty), the Company agrees to pay to Buyer for late issuance of Common Stock issuable in lieu of cash dividends on the Preferred Shares, upon conversion of the Preferred Shares or exercise of the Warrants in accordance with the following schedule (where "No. Business Days" is defined as the number of business days beyond five days from the Dividend Payment Due Date, the Delivery Date or the Warrant Delivery Date, as applicable):

                                        Compensation For Each 10 Shares
                                            of Preferred Shares Not
                                                   Converted
                                        Timely or 500 Shares of Common
                                         Stock Issuable In Payment of
                                         Dividends or Upon Exercise of
                   No. Business Days      Warrants Not Issued Timely
                  -------------------   -------------------------------
                         1                        $  25
                         2                           50
                         3                           75
                         4                          100
                         5                          125
                         6                          150
                         7                          175
                         8                          200
                         9                          225
                        10                          250
                    more than 10      $250 + $100 for each Business
                                         Day Late beyond 10 days

The Company shall pay to Buyer the compensation described above by the transfer of immediately available funds upon Buyer's demand. Nothing herein shall limit Buyer's right to pursue actual damages for the Company's failure to issue and deliver Common Stock to Buyer, and in addition to any other remedies which may be available to Buyer, in the event the Company fails for any reason to effect delivery of such shares of Common Stock within five business days after the relevant Dividend Payment Due Date, the Delivery Date or the Warrant Delivery Date, as applicable, Buyer shall be entitled to rescind the relevant Notice of Conversion or exercise of Warrants by delivering a notice to such effect to the Company whereupon the Company and Buyer shall each be restored to their respective original positions immediately prior to delivery of such Notice of Conversion on delivery.

                           VI.  Delivery Instructions

          The Securities shall be delivered by the Company to the Escrow Agent pursuant to Section I. B. hereof on a "delivery-against-payment basis" at the Closing.

                              VII.  Closing Date

          The date and time of the issuance and sale of the Preferred Shares (the "Closing Date") shall be the date hereof or such other as shall be mutually agreed upon in writing. The issuance and sale of the Securities shall occur on the Closing Date at the offices of the Escrow Agent. Notwithstanding anything to the contrary contained herein, the Escrow Agent shall not be authorized to release to the Company the Purchase Price and to Buyer the certificate(s) (I/N/O Buyer or I/N/O Buyer's nominee) evidencing the Securities being purchased by Buyer unless the conditions set forth in Section VIII. C. and IX. G. hereof have been satisfied.

                VIII.  Conditions to the Company's Obligations

          The Buyer understands that the Company's obligation to sell the Securities on the Closing Date to Buyer pursuant to this Agreement is conditioned upon:

          A.  Delivery by Buyer to the Escrow Agent of the Purchase Price;

          B. The accuracy in all material respects on the Closing Date of the representations and warranties of Buyer contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by Buyer in all material respects on or before the Closing Date of all covenants and agreements of Buyer required to be performed by it pursuant to this Agreement on or before the Closing Date;

          C. There shall not be in effect any Law or order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

                    IX.  Conditions to Buyer's Obligations

          The Company understands that Buyer's obligation to purchase the Securities on the Closing Date pursuant to this Agreement is conditioned upon:

          A. Delivery by the Company to Buyer of evidence that the Certificate of Designation has been filed and is effective.

          B. Delivery by the Company to the Escrow Agent of one or more certificates (I/N/O Buyer or I/N/O Buyer's nominee) evidencing the Securities to be purchased by Buyer pursuant to this Agreement;

          C. The accuracy in all respects on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by the Company in all respects on or before the Closing Date of all covenants and agreements of the Company required to be performed by it pursuant to this Agreement on or before the Closing Date;

          D. Buyer having received an opinion of counsel for the Company, dated the Closing Date, in form, scope and substance reasonably satisfactory to the Buyer as to the matters set forth in Annex A;

          E. There not having occurred (i) any general suspension of trading in, or limitation on prices listed for, the Common Stock on Nasdaq, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, protectorates or possessions, or (iv) in the case of the foregoing existing at the date of this Agreement, a material acceleration or worsening thereof;

          F. There not having occurred any event or development, and there being in existence no condition, having or which reasonably and foreseeably could have a Material Adverse Effect;

          G. There shall not be in effect any Law or order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement; and

          H. Delivery of irrevocable instructions to the Company's transfer agent to reserve 1,037,000 shares of Common Stock for issuance of the Conversion Shares and the Warrant Shares.

                                X.  Termination

          A. Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, for any reason and at any time prior to the Closing Date, by the mutual written consent of the Company and Buyer.

          B. Termination by the Company or Buyer. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Company or Buyer if (i) the Closing shall not have occurred at or prior to 5:00 p.m., New York City time, on June 28, 1999 (the "Latest Closing Date"); provided, however, that the right to terminate this Agreement pursuant to this
Section X. B.(i) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur at or before such time and date or (ii) any court or public or governmental authority shall have issued an order, ruling, judgment or writ, or there shall be in effect any Law, restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement; provided, further, however, that if the Closing shall not have occurred on or prior to the Latest Closing Date, the Closing may only occur after the Latest Closing Date with the written acceptance of Buyer.

          C. Termination by Buyer. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by Buyer at any time prior to the Closing Date, if (i) the Company shall have failed to comply with any of its covenants or agreements contained in this Agreement, (ii) there shall have been a breach by the Company with respect to any representation or warranty made by it in this Agreement, (iii) there shall have occurred any event or development, or there shall be in existence any condition, having or reasonably and forseeably likely to have a Material Adverse Effect or (iv) the Company shall have failed to satisfy the conditions provided in Section IX hereof.

          D. Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Company at any time prior to the Closing Date, if (i) Buyer shall have failed to comply with any of its covenants or agreements contained in this Agreement or (ii) there shall have been a breach by Buyer with respect to any representation or warranty made by it in this Agreement.

                        XI.  Survival; Indemnification

          A. The representations, warranties and covenants made by each of the Company and Buyer in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement or otherwise, whether at law or in equity, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.

          B. The Company hereby agrees to indemnify and hold harmless the Buyer, its Affiliates and their respective officers, directors, partners and members (collectively, the "Buyer Indemnitees"), from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, "Losses"), and agrees to reimburse the Buyer Indemnitees for all out of-pocket expenses (including the fees and expenses of legal counsel), in each case promptly as incurred by the Buyer Indemnitees and to the extent arising out of or in connection with:

              1. any misrepresentation, omission of fact or breach of any of the Company's representations or warranties contained in this Agreement or the other Documents, or the annexes, schedules or exhibits hereto or thereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement or the other Documents; or

              2. any failure by the Company to perform any of its covenants, agreements. undertakings or obligations set forth in this Agreement or the other Documents, or the annexes, schedules or exhibits hereto or thereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement or the other Documents; or

              3. resales of the Common Shares by Buyer in the manner and as contemplated by this Agreement and the Registration Rights Agreement.

          C. Buyer hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the "Company Indemnitees"), from and against any and all Losses, and agrees to reimburse the Company Indemnitees for all out-of-pocket expenses (including the fees and expenses of legal counsel), in each case promptly as incurred by the Company Indemnitees and to the extent arising out of or in connection with:

              1. any misrepresentation, omission of fact, or breach of any of Buyer's representations or warranties contained in this Agreement or the other Documents, or the annexes, schedules or exhibits hereto or thereto or any instrument, agreement or certificate entered into or delivered by Buyer pursuant to this Agreement or the other Documents; or

              2. any failure by Buyer to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement or the other Documents or any instrument, certificate or agreement entered into or delivered by Buyer pursuant to this Agreement or the other Documents.

          D. Promptly after receipt by either party hereto seeking indemnification pursuant to this Section XI (an "Indemnified Party") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "Claim"), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to this
Section XI is being sought (the "Indemnifying Party") of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights and defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

          E. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Indemnified Party promptly shall deliver notice of such claim to the Indemnifying Party. If the Indemnified Party disputes the claim, such dispute shall be resolved by mutual agreement of the Indemnified Party and the Indemnifying Party or by binding arbitration conducted in accordance with the procedures and rules of the American Arbitration Association. Judgment upon any award rendered by any arbitrators may be entered in any court having competent jurisdiction thereof.

                      XII.  Governing Law; Miscellaneous

          This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such state. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Palo Alto or the state courts of the State of California sitting in the City of Palo Alto in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

                                XIII.  Notices

          Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified mail, postage prepaid, or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally or by overnight courier service, or, if mailed, three (3) days after the date of deposit in the United States mails, as follows:

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

     A.   Thermatrix Inc.
          308 North Peters Road, Suite 100
          Knoxville, TN 37922
          Attention:  Edward E. Greene
          (423) 539-9603
          (423) 539-9643 (Fax)

          with a copy to:

          Wilson Sonsini Goodrich & Rosati, PC
          650 Page Mill Road
          Palo Alto, CA 94304-1050
          Attention:  Michael J. Danaher, Esq.
          (650) 493-9300
          (650) 493-6811 (Fax)

     B.   if to the Buyer, to:

          CIBC WMV, Inc.
          C/O CIBC World Markets/Merchant Banking
          425 Lexington Avenue
          New York, NY 10017
          Robi Blumenstein
          (212) 856-4000
          (212) 697-1544 (Fax)

     C.   if to the Escrow Agent, to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, CA 94304-1050
          Attention:  Michael J. Danaher, Esq.
          (650) 493-9300
          (650) 493-6811 (Fax)

The Company, the Buyer or the Escrow Agent may change the foregoing address by notice given pursuant to this Section XIII.

                             XIV.  Confidentiality

          Each of the Company and Buyer agrees to keep confidential and not to disclose to or use for the benefit of any third party the terms of this Agreement or any other information which at any time is communicated by the other party as being confidential without the prior written approval of the other party; provided, however, that this provision shall not apply to information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement) and information which is required to be disclosed by law (including, without limitation, pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act).

                                XV.  Assignment

          This Agreement shall not be assignable by either of the parties hereto prior to the Closing without the prior written consent of the other party, and any attempted assignment contrary to the provisions hereby shall be null and void; provided, however, that Buyer may assign its rights and obligations hereunder, in whole or in part, to any affiliate of Buyer who furnishes to the Company the representations and warranties set forth in Section II hereof and otherwise agrees to be bound by the terms of this Agreement.

         In Witness Whereof, the parties hereto have duly executed and delivered this Agreement on the date first above written.

                                             Thermatrix Inc.

                                             By:_______________________________
                                                Name:
                                                Title:


                                             CIBC WMV, Inc.

                                             By:_______________________________
                                                Name:
                                                Title:

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                                                                       EXHIBIT A

                         COMMON STOCK PURCHASE WARRANTS

                                                                       EXHIBIT B

                           CERTIFICATE OF DESIGNATION

                                      -26-
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                                                                       EXHIBIT C

                              ESCROW INSTRUCTIONS

                                                                       EXHIBIT D

                         REGISTRATION RIGHTS AGREEMENT

                                                               SCHEDULE III.A.1.

               PREEMPTIVE, SUBSCRIPTION, "CALL" OR SIMILAR RIGHTS

                                                               SCHEDULE III.A.2.

                                  SUBSIDIARIES

                                                                 SCHEDULE III.C.

                       ISSUANCES AND SALES OF SECURITIES

                                                                 SCHEDULE III.O.

                           RELATED PARTY TRANSACTIONS

                                                                 SCHEDULE III.Q.

                             SECURITIES LAW MATTERS

                                                               SCHEDULE III.R.6.

                             ENVIRONMENTAL MATTERS

                                                                 SCHEDULE III.V.
                                    PROPERTY

                                                                 SCHEDULE III.W.

                             INTELLECTUAL PROPERTY

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                                                                         ANNEX A

                                FORM OF OPINION

          1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the Company owns or leases properties or conducts business, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect, and has all requisite corporate power and authority to own its properties and conduct its business as described in the Commission Filings.

          2. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.001 per share.

          3. When delivered to you or upon your order against payment of the agreed consideration therefor in accordance with the provisions of the Documents, the Securities will be duly authorized and validly issued, fully paid and nonassessable.

          4. The Company has the requisite corporate power and authority to enter into the Documents and to sell and deliver the Securities as described in the Documents; each of the Documents has been duly and validly authorized by all necessary corporate action by the Company; each of the Documents has been duly and validly executed and delivered by and on behalf of the Company, and is valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors rights generally.

          5. The executive, delivery and performance of the Documents by the Company and the performance of its obligations thereunder do not and will not constitute a breach or violation of any of the terms and provisions of, or constitute a default (or with notice, lapse of time or both would constitute a default) under or conflict with or violate any provision of (i) the Company's certificate of incorporation or bylaws, (ii) any indenture, mortgage, deed of trust, agreement or other instrument known to us to which the Company is a party or by which it or any of its property is bound, (iii) or, to the best of our knowledge, any judgment, decree or order of any court or governmental body having jurisdiction over the Company or any of its property. To the best of our knowledge, no consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any public, governmental or regulatory agency or body having jurisdiction over the Company or any of its properties or assets is required for the execution, delivery and performance by the Company of the Documents or the consummation by the Company of the transactions contemplated thereby.

          6. When issued, the Preferred Shares and the Warrants shall be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws. The Conversion Shares and Warrant Shares issuable upon conversion or exercise, respectively, of the Preferred Shares and the

Warrants, respectively, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws.

          7. Based on Buyer's representations contained in this Agreement, the offer and sale of the Preferred Shares and the Warrants are exempt from the registration requirements of the Securities Act.

          8. To the best of our knowledge, other than as described in the Commission Filings, there are no outstanding options, warrants or other securities exercisable or convertible into Common Stock of the Company.

          9. There is no action, suit, claim, inquiry or investigation pending or, to the best of our knowledge, threatened by or before any court or public or governmental authority which, if determined adversely to the Company, would have a Material Adverse Effect.

          10. Neither the Company nor any of its subsidiaries is, or will be after the consummation of the transactions contemplated by this Agreement and the other Documents and the use of the proceeds from the sale of the Securities, an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.